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                                                                     EXHIBIT 5.0

                                 June 21, 2000



Board of Directors
Provident Bankshares Corporation
114 East Lexington Street
Baltimore, Maryland 21202

     Re:  Registration Statement on Form S-4

Dear Board Members:

     We have acted as special counsel for Provident Bankshares Corporation, a Maryland corporation ("Provident"), and, at the request of Provident, have examined the registration statement on Form S-4 (the "Registration Statement"), to be filed on June 21, 2000 by Provident with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act") and the regulations promulgated thereunder.

     The Registration Statement relates to, among other things, the registration under the Act of 2,264,070 shares (the "Shares") of common stock, $1.00 par value per share, of Provident ("Provident Common Stock"), into which certain shares of common stock, $.01 par value per share, of Harbor Federal Bancorp, Inc., a Maryland corporation ("Harbor Common Stock"), will be converted pursuant to an Agreement and Plan of Merger dated as of May 3, 2000 (the "Merger Agreement") by and between Provident and Harbor.

     In the preparation of this opinion, we have examined originals or copies identified to our satisfaction of (i) the Articles of Incorporation of Provident, as filed with the State of Maryland; (ii) the Bylaws of Provident;
(iii) all minutes of Provident relating to the issuance of Provident Common Stock being registered under the Registration Statement; (iv) the Merger Agreement; and (v) the Registration Statement, including the exhibits thereto. We have also examined originals or copies of such documents, corporate records, certificates of public officials and other instruments, and have conducted such other investigations of law and fact, as we have deemed necessary or advisable for purposes of our opinion.

     In our examinations, we have assumed, without investigation, the genuineness of all signatures, the authenticity of all documents and instruments submitted to us as originals, the
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June 21, 2000
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conformity to the originals of all documents and instruments submitted to us as certified or conformed copies and the authenticity of the originals of such copies, the correctness of all certificates, and the accuracy and completeness of all records, documents, instruments and materials made available to us by Provident.

     Our opinion is limited to the matters set forth herein and we express no opinion other than as expressly set forth herein. In rendering the opinion set forth below, we do not express any opinion concerning law other than the federal law of the United States and the corporate law of the State of Maryland. Our opinion is expressed as of the date hereof and is based on laws currently in effect. Accordingly, the conclusions set forth in this opinion are subject to change in the event that any laws should change or be enacted in the future. We are under no obligation to update this opinion or to otherwise communicate with you in the event of any such change.

     Based upon and subject to the foregoing, it is our opinion that the Shares, when issued in accordance with the terms of the Merger Agreement upon consummation of the merger contemplated therein, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our Firm under the caption "Legal Matters" in the Proxy Statement-Prospectus forming a part of the Registration Statement. In giving such consent we do not hereby admit that we are experts or otherwise within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

                                    Sincerely,



                                    MULDOON, MURPHY & FAUCETTE LLP